Exhibit 99.2

FREQUENTLY ASKED QUESTIONS - Additions

as of 7/27

Will accrued vacation be paid out to US employees?

There will be no effect on US employees’ accrued vacation should the deal close.

When would it become public and would employees hear that another, better offer has been made, if that were to happen?

KCI’s board of directors, with the assistance of its independent advisors, will evaluate any bona fide offer received by the Company to determine whether it is superior to the consortium offer. If the board decides the offer is superior, it can change its recommendation to the shareholders for the current offer or terminate the agreement with the current consortium. Employees and KCI shareholders will be informed as to any decisions regarding a superior offer when it is disclosed publicly.

Was our debt a reason why we felt it was a good time to sell and go private?

KCI is a financially strong company made up of great people, differentiated global assets and tremendous opportunities for growth. That makes the company naturally attractive to investors and the KCI board of directors has a duty to maximize value for shareholders. After a thorough evaluation, the board concluded that this transaction with Apax Partners, CPP Investment Board and PSP Investments would deliver a substantial return to KCI shareholders. This is a vote of confidence by the consortium in KCI’s business and its team.

How does Apax interpret the NPWT competitive environment?

Apax recognizes that we have maintained our position as an industry leader in the highly competitive NPWT space. Apax’s potential investment in the company can further drive innovation and will help ensure that we remain well positioned in the marketplace.